Exhibit 10.68

FIRST AMENDMENT TO SECURITY AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) is made as of this 8th day of November, 2004, to that certain Security Agreement (the “Agreement”) by and between REEVES PARK, INC., a Minnesota corporation (“Debtor”), and CHARLES AND COLVARD, LTD, a North Carolina corporation (“Secured Party”), dated effective as of August 15, 2004.

RECITALS:

WHEREAS, Debtor and Secured Party are parties to a Moissanite Consignment Agreement (as defined in the Agreement) and a Manufacturing Agreement, dated as of August 12, 2004 (the “Manufacturing Agreement”); and

WHEREAS, in order to induce the Secured Party to continue making sales to Debtor under the Manufacturing Agreement, the parties desire to amend the Agreement to reflect that the Collateral (as defined in the Agreement) shall also secure Debtor’s obligations under the Manufacturing Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy, receipt, and sufficiency of which are hereby acknowledged, and in order to induce Secured Party to continue selling moissanite to Debtor pursuant to the Manufacturing Agreement, the parties hereto agree as follows:

1.	Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.	The following definitions in Section 1.1 of the Agreement are hereby amended as follows:

(a)	The definition of “Event of Default” is hereby amended by amended and restating subsections (i) and (ii) of such definition in their entirety to read as follows:

“(i)	any failure by Debtor to pay any amount due to Secured Party when and as due under the Moissanite Consignment Agreement, the Manufacturing Agreement, any other Transaction Document or in connection with the Transaction; (ii) Debtor shall default in the due observance or performance of any other covenant, condition or agreement set forth in this Agreement, the Moissanite Consignment Agreement, the Manufacturing Agreement or any other Transaction Document;”

(b)	The definition of “Obligations” is hereby amended and restated in its entirety to read as follows:

““Obligations” shall mean and include (a) the due and punctual payment by the Debtor of: (i) all amounts payable to Secured Party pursuant to the Moissanite Consignment Agreement, the Manufacturing Agreement or otherwise payable to Secured Party in connection with the Transaction, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and any renewals, modifications or extensions thereof, in whole or in part and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Debtor to the Secured Party under the Transaction Documents and/or the Manufacturing Agreement; (b) the due and punctual payment and performance of all other obligations of the Debtor under or pursuant to the Moissanite Consignment Agreement, the other Transaction Documents and the Manufacturing Agreement, and any renewals, modifications or extensions thereof, in whole or in part; and (c) the payment and performance by Debtor of all obligations, agreements, covenants, representations and warranties in this Agreement, the Moissanite Consignment Agreement, the Manufacturing Agreement, the Transaction Documents and any other document executed and delivered in connection therewith (the liabilities, obligations and indebtedness described in clauses (a) through (c), inclusive, of this paragraph are herein collectively referred to as the “Obligations”).”

(c)	The definition of “Security Agreement” is hereby amended and restated in its entirety to read as follows:

““Security Agreement” means this Security Agreement dated as of August 15, 2004 by and between Secured Party and Debtor, as the same may be hereafter amended.”

3.	Section 1.1 of the Agreement is hereby amended by adding a new definition into such section (in appropriate alphabetical order), which shall read as follows:

““Manufacturing Agreement” shall mean the Manufacturing Agreement by and between Secured Party and Debtor, dated August 12, 2004, consisting of an executed cover letter between the parties dated August 12, 2004, the Terms and Conditions attached thereto and the License Agreement attached as Exhibit A thereto.”

4.	Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“2.1 Security Interest. In addition to any other security interest granted in any other collateral pursuant to the Moissanite Consignment Agreement or the Manufacturing Agreement, as Collateral security for the prompt payment and performance in full when due of the Obligations, Debtor hereby pledges and assigns to Secured Party, and grants to Secured Party a continuing lien on and security interest in, all of Debtor’s right, title, and interest in and to the following, whether now owned or hereafter arising or acquired and wherever located (collectively, the “Collateral”):

(a)	any jewelry or settings (including, but not limited to, rings, necklaces, earrings, bracelets, pendants) which include the moissanite jewels shipped or provided to Debtor pursuant to the Moissanite Consignment Agreement;

(b)	all Accounts of Debtor from J.C. Penney Corporation (“J.C. Penney”) at any time owing to Debtor;

(c)	all General Intangibles paid or payable by J.C. Penney to Debtor;

(d)	all Payment Intangibles paid or payable by J.C. Penney to Debtor; and

(e)	all products and Proceeds, in cash or otherwise, of any of the property described in the foregoing clauses (a) through (d).

5.	Section 3.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.2 Ownership; No Encumbrances. Except for the security interest (and pledges and assignments as applicable) granted hereby, and subject to the Liens granted by Debtor to Associated Bank Minnesota National Association and to SPECTRUM Commercial Services Company and as to which UCC financings statements have been filed as of the date hereof, the Debtor is, and as to any property acquired after the date hereof which is included within the Collateral, Debtor will be, the owner of all such Collateral free and clear from all charges, Liens, security interests, adverse claims and encumbrances of any and every nature whatsoever.

6.	Except as set forth herein the Agreement shall remain in full force and effect.

7.	This Amendment may be executed in one or more counterparts each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

CHARLES & COLVARD, LTD.

By:	/s/ James R. Braun
Name:	James R. Braun
Title:	Vice President Finance & CFO

REEVES PARK, INC.

By:	/s/ Klaus Jung
Name:	Klaus Jung
Title:	President